EX-10.8

TIGO ENERGY, INC.

INDEPENDENT DIRECTOR COMPENSATION POLICY
AND STOCK OWNERSHIP GUIDELINES

APPROVED JUNE 10, 2023

Tigo Energy, Inc. (the “Company”) believes that the granting of cash and equity compensation to members of the Company’s Board of Directors (the “Board,” and members of the Board, “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (“Independent Directors”). This Independent Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity awards to its Independent Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Tigo Energy, Inc. 2023 Equity Incentive Plan, as amended from time to time, or if such plan no longer is in use at the time of the grant of an equity award, the meaning given such term or similar term in the equity plan then in place under which the equity award is granted (the “Plan”). Each Independent Director will be solely responsible for any tax obligations incurred by such Independent Director as a result of the compensation such Independent Director receives under this Policy.

1. Effective Date.This Policy will be deemed effective on May 23, 2023, the date of the consummation of the transactions contemplated by that certain Business Combination Agreement entered into by and among the Company, Roth Capital CH Acquisition IV, and certain other parties, dated December 5, 2022, as subsequently amended (such transactions, the “Merger,” such date of consummation of the Merger, the “Closing Date,” and the effective date of this Policy, the “Effective Date”).

2. Cash Compensation.

2.1 Board Member Annual Cash Retainer. Following the Effective Date, each Independent Director will be paid an annual cash retainer of $60,000, paid in two semi-annual installments of $30,000 each (the “annual cash retainer”). There are no per-meeting attendance fees for attending Board meetings or meetings of any committee of the Board. Each Independent Director may elect to have the Company pay all or a portion of his or her cash retainer(s) in shares in lieu of cash. The number of shares issued shall be determined by dividing the dollar amount of the applicable retainer(s) by the fair market value of a share (based on the closing trading price of our Common Stock on the trading day immediately preceding the Annual Meeting date), rounded down to the nearest whole share. In no case shall any fractional shares be issued. In lieu of any fractional shares, Independent Directors shall be entitled to cash equal to the value of any fractional shares. Shares issued in lieu of cash shall be fully vested and unrestricted shares issued pursuant to the Company’s incentive compensation plan and shall be issued on the Annual Meeting date or, if the shares cannot be delivered due to a Company blackout period, then the shares will be delivered on the first business day following the end of the blackout period. Any election by an Independent Director to receive his or her retainer(s) in shares must be made no later than the expiration of the election period established by the Compensation Committee and can only be made during a period in which the Company is not in a quarterly or special blackout period pursuant to the Company’s insider trading policy and at a time in which the director does not have material, non-public information. In the event that the Board determines there are not sufficient shares available under the Company’s equity incentive plans to pay the retainer in shares, the retainer shall be paid in cash.

2.2 Additional Annual Cash Retainers. Following the Effective Date, each Independent Director who serves as the Non-Employee Chair of the Board, Lead Director, or the chair of a committee of the Board, will be paid additional annual fees in cash payments as follows (the “additional cash retainers”):

Non-Employee Chair	$20,000
Lead Independent Director	$20,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Nominating & Governance Chair	$10,000

2.3 Payment Timing and Proration. Each semi-annual payment of the annual cash retainer or additional cash retainers under this Policy will be paid in arrears on a prorated basis to each Independent Director who has served in the relevant capacity at any time during the immediately preceding two fiscal quarters of the Company (“Biannual Period”), and such payment will be made no later than 30 days following the end of such immediately preceding Biannual Period. For clarity, an Independent Director who has served during only a portion of the relevant Biannual Period will receive a prorated payment of the semi-annual payment of the applicable retainer(s), calculated based on the number of days during such Biannual Period such Independent Director has served in the relevant capacities. An Independent Director who has served from the Effective Date through the end of the Biannual Period containing the Effective Date (the “Initial Period”) will receive a prorated payment of the biannual installment of the applicable retainer(s), calculated based on the number of days during the Initial Period that such Independent Director has served in the relevant capacities.

3. Equity Compensation. All grants of awards to Independent Directors pursuant to Sections 3.2 and 3.3 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

3.1 No Discretion.No person will have any discretion to select which Independent Directors will be granted Awards under this Policy or to determine the number of Shares to be covered by such Awards (except as provided in Sections 3.3.2 and 7 below).

3.2 Initial Award. On the first Trading Day immediately following (1) the effectiveness of the Company’s registration statement on Form S-8 following the Effective Date, and (2) thereafter, with respect to any Independent Director who is a new Independent Director, at each Annual Meeting of the Company’s stockholders (an “Annual Meeting”) (in the case of a new Independent Director that is elected at an Annual Meeting) or on the second Tuesday that is the first Trading Day immediately following the appointment to the board (in the case of a new Independent Director that is not elected at an Annual Meeting), such Independent Director will be automatically will be granted an award of Restricted Stock Units (an “Initial Award”) that will have a Value of $187,500 (with the number of Shares subject to the Initial Award rounded to the nearest whole Share). The Initial Award will vest as to 100% of the Restricted Stock Units on the first anniversary of the date the Initial Award is granted, subject to the Independent Director remaining a Service Provider through such vesting date.

3.3 Annual Award.On the first Trading Day immediately following each Annual Meeting of the Company’s stockholders (an “Annual Meeting”) that occurs after the Effective Date, each Independent Director automatically will be granted an Award of Restricted Stock Units (an “Annual Award” and, together with the Initial Award, and “Award”)) that will have a Value of $125,000 (with the number of Shares subject to the Annual Award rounded to the nearest whole Share). The Annual Award will vest as to 100% of the Restricted Stock Units immediately prior to the Annual Meeting following the grant of such Annual Award, subject to the Independent Director remaining a Service Provider through such vesting date.

3.4 Additional Terms of Awards. The terms and conditions of Awards will be as follows.

3.4.1 Each Award will be granted under and subject to the terms and conditions of the Plan and the applicable form of award agreement approved by the Board or its Committee (as defined below), as applicable, for use thereunder.

3.4.2 The Board or its Committee, as applicable and in its discretion, may change and otherwise revise the terms of Awards to be granted in the future pursuant to this Policy, including without limitation the number of Shares subject thereto and type of Award.

5. Annual Compensation Limit. No Independent Director may be granted, in any Fiscal Year, equity awards (including any Awards granted under the Plan) with values (based on their grant date fair value determined in accordance with U.S. Generally Accepted Accounting Principles), and be provided any other compensation (including without limitation any cash retainers or fees) in amounts that, in any Fiscal Year, in the aggregate, exceed $750,000. Any Awards or other compensation provided to an individual (a) for his or her services as an Employee, or for his or her services as a Consultant other than as an Independent Director, or (b) prior to the Closing Date, will be excluded for purposes of this Section 4.

6. Travel Expenses.Each Independent Director’s reasonable, customary and properly documented travel expenses to meetings of the Board and any of its committees, as applicable, will be reimbursed by the Company. Directors using personal aircraft or private air carrier will be reimbursed fort such expenses at a rate equivalent to a first-class airfare of scheduled carriers.

7. Section 409A.In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the 15th day of the 3rd month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A. It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company or any of its Parents or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless an Independent Director (or any other person) for any taxes imposed, or other costs incurred, as a result of Section 409A.

8. Revisions.The Board or any committee of the Board that has been designated appropriate authority with respect to Independent Director compensation (or with respect to any applicable element or elements thereof, authority with respect to such element or elements) (the “Committee”) may amend, alter, suspend or terminate this Policy at any time and for any reason. Further, the Board may provide for cash, equity, or other compensation to Independent Directors in addition to the compensation provided under this Policy. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Independent Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Independent Director and the Company. Termination of this Policy will not affect the Board’s or the Committee’s ability to exercise the powers granted to it with respect to Awards granted under the Plan pursuant to this Policy before the date of such termination, including without limitation such applicable powers set forth in the Plan.

9. Stock Ownership Guidelines.

9.1 Required Ownership. Each Independent Director shall own Common Stock of the Company with a value equal to five (5) times the annual cash retainer. Until the applicable ownership level is achieved, Independent Directors must retain 100 percent of Common Stock issued pursuant to Awards granted as compensation from the Company (i.e., after applicable tax withholding and amounts required to pay exercise prices). Independent Directors are required to achieve the applicable level of ownership within five (5) years of the date such individual has become a Director

9.2 Determining Ownership. Common Stock ownership that counts toward an individual’s satisfaction of the foregoing requirements includes only the following:

•
outstanding shares of Common Stock derived from the vesting of restricted stock units;
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all other outstanding shares of Common Stock, including, without limitation, shares received privately from the Company or a third party or shares purchased on the open market; and
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either of the foregoing, where owned by an individual’s immediate family members residing in the same household (“Immediate Family”) or held in trust for the benefit of an individual or his or her Immediate Family.

9.3 Ownership Calculation. Common Stock ownership levels for will be calculated annually at the end of the fiscal year, based on the average closing price of the Common Stock over the previous 90 calendar days. The Common Stock ownership on the date a Director meets these requirements will continue to satisfy the applicable ownership requirement regardless of changes in the trading price of the Common Stock, unless and until the required ownership level increases due to (i) an annual cash retainer increase, (ii) a change in role, or (iii) a sale of the Common Stock.